Exhibit 99.1


               METROMEDIA INTERNATIONAL GROUP EXITS ENTERTAINMENT
               BUSINESS AND INCREASES FOCUS ON COMMUNICATIONS WITH
                   SALE OF LANDMARK THEATRE TO SILVER CINEMAS


            East Rutherford, NJ--December 18, 1997--Metromedia International Group, Inc. (MMG) today announced an agreement to sell its Landmark Theatre Group to Silver Cinemas, Inc., for an aggregate gross cash consideration of approximately $65 million, payable to MMG upon the closing of the transaction, which is expected to occur in the first quarter of 1998.

            Stuart Subotnick, President and Chief Executive Officer of Metromedia International Group, said "This sale brings MMG one step closer to being a pure-play communications company that is seizing one of the most lucrative opportunities in the communications sector. MMG's efforts will be further focused on developing and marketing the key services required by emerging economies with enormous potential subscriber bases."

            The transaction is subject to the satisfaction of customary closing conditions.

            Metromedia International Group, Inc., through its wholly owned subsidiary, Metromedia International Telecommunications, Inc. (MITI), operates communications and media businesses in Eastern Europe, the former Soviet Union and other emerging markets including wireless cable television stations; FM radio stations; radio paging operations; an international toll calling service; Trunked Mobile Radio systems, and GSM cellular operations. Through its 57% ownership of Metromedia Asia Corporation, MITI operates ventures supporting wired telephone network and GSM cellular system operations in China.





Contact:  Eric M. Leeds, G.A. Kraut Company, 212-696-5600